China Recycling Energy Appoints Albert McLelland to its Board of Directors

Albert McLelland Replaces Sean Shao as Chair of Audit Committee

XI'AN, China, June 27, 2011-- China Recycling Energy Corp. (NASDAQ: CREG or "the Company"), a leading industrial waste-to-energy solution provider in China, today announced that it has appointed Albert McLelland to the Board of Directors where he will chair the Audit Committee. Mr. McLelland will replace independent board member Sean Shao, who did not stand for 2011 - 2012 re-election due to other personal commitments. The board of directors is still comprised of nine members, a majority of whom are independent.

Mr. Guohua Ku, Chairman and CEO of CREG commented, “On behalf of the company, we are extremely pleased to have Albert join our esteemed Board of Directors and become the Chair of our Audit Committee. His wealth of experience and keen knowledge in fields such as auditing, mergers and acquisitions, investment banking and merchant banking, all within US, China and Asian markets, will be of significant value to our company and our dedicated shareholders. Moreover, being on the board of a few select Chinese companies already, his familiarity and understanding of the dynamics of Chinese companies trading in the US market will be of vital importance as we continue to build our company and expand our market share. We look forward to his meaningful contributions in the time ahead.”

Albert has over 30 years of experience working in and with Greater China. He’s been involved in various aspects of financing, auditing, cross border transactions, investment banking, mergers and acquisitions and strategic alliances throughout his tenure. Presently, Mr. McLelland is a Senior Managing Director for AmPac Strategic Capital, LLC, a boutique merchant bank focusing on originating and executing cross border transactions with China, which he founded in 2001. Through AmPac, he established many strong relationships with various leading financial institutions in China to support advisory practices such as State Development and Investment Corporation (SDIC) and China International Trust and Investment Company (CITIC). Prior to founding AmPac, Albert was a Director of Financial Advisory Services at PricewaterhouseCoopers’ (PwC) and member of the Chairman’s Key Account Management (KAM) team, responsible for the daily operations of their cross border transactions group operating during the Asian Financial Crisis from 1999 – 2001. As a part of the KAM team, he assisted with various transactions for key accounts such as GE Capital, PwC’s largest financial services client. Mr. McLelland, from 1993 – 1998, founded and became the Managing Director of Pearl Delta Capital Corporation in Taipei, Taiwan, a specialty investment bank that focused on raising funds and executing cross border transactions from direct investments to mergers and acquisitions for or with Greater China-based venture capital firms. Other experience includes running the corporate finance for CEF Taiwan Limited and founding Riddell*Tseng, value-added investment bank specializing in assisting foreign insurance companies and other financial services firms on market entry strategies into Asian markets.  He currently serves as the Audit Chair for China Fire & Security Group (CFSG), Yanglin Soybean, Inc. (YSYB.OB) and China Housing and Land Development, Inc. (CHLN).

Mr. McLelland is recognized as a leading commentator on the China market.  He has had feature articles published in numerous private equity publications (including Private Equity Manager, Private Equity On-Line and Private Equity International); has organized and spoken at a significant number of finance conferences in the US and China (Sponsor of IPO seminar with Hunan Province and NASDAQ, Keynote speaker at Shanxi Investment & Trade Symposium, etc.); and teaching “Venturing in China” at the Caruth Institute for Entrepreneurship at the Cox School of Business at Southern Methodist University as well as serving as a Guest Lecturer at the Fudan University School of Management in Shanghai.

Albert received his MBA from the University of Chicago and a Master of International Affairs from Columbia University.  He did his undergraduate studies at the University of South Florida and also studied Mandarin at the National Normal University in Taiwan. Currently, he maintains a working knowledge of the Mandarin language

Mr. Ku, concluded, “We would also like to thank Sean for his unparalleled service to China Recycling Energy’s Board of Directors. He was a pivotal board member during our earlier years and for that service, we will always be in gratitude. We wish him well in his future endeavors.”

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About China Recycling Energy Corp.

China Recycling Energy Corp. (NASDAQ: CREG or "the Company") is based in Xi'an, China and provides environmentally friendly waste-to-energy technologies to recycle industrial byproducts for steel mills, cement factories and coke plants in China. Byproducts include heat, steam, pressure, and exhaust to generate large amounts of lower-cost electricity and reduce the need for outside electrical sources. The Chinese government has adopted policies to encourage the use of recycling technologies to optimize resource allocation and reduce pollution. Currently, recycled energy represents only an estimated 1% of total energy consumption and this renewable energy resource is viewed as a growth market due to intensified environmental concerns and rising energy costs as the Chinese economy continues to expand. The management and engineering teams have over 20 years of experience in industrial energy recovery in China. For more information about CREG, please visit http://www.creg-cn.com.

Safe Harbor Statement

This press release may contain certain "forward-looking statements" relating to the business of China Recycling Energy Corp. and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

In China:
Mr. Leo Wu
Investor Relations
China Recycling Energy Corp.
Tel:   +86-29-8765-1096
Email: tch@creg-cn.com

In USA:
Mr. Howard Gostfrand
Investor Relations
American Capital Ventures, Inc.
Tel:   +1-305-918-7000
Email: info@amcapventures.com